Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter 2018 Results

NEWARK, NJ — August 6, 2018: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported a second quarter 2018 net loss of $0.09 per share on revenue of $56.4 million.

FINANCIAL AND OPERATIONAL HIGHLIGHTS

(Throughout this release, 2Q18 results are compared to 2Q17 results unless otherwise noted)

●	Genie Retail Energy’s (GRE) income from operations increased to $3.3 million compared to a loss from operations of $9.4 million. Adjusted EBITDA* increased to $3.8 million compared to negative Adjusted EBITDA of $8.9 million. GRE’s results in the year ago quarter were impacted by a legal accrual of $9 million;

●	Consolidated loss from operations was $2.3 million compared to $13.6 million. Consolidated Adjusted EBITDA increased to $1.8 million compared to negative Adjusted EBITDA of $11.9 million;

●	Net loss per share decreased to $0.09 per basic and diluted share from $0.55;

●	GRE’s churn rate decreased to 5.7% from 6.3%;

●	Genie Energy reclassified its drilling assets as ‘held for sale’ reflecting management’s decision to explore strategic options for its Atid drilling services start-up. The reclassification resulted in an impairment charge of $2.3 million;

●	Genie Energy’s Board of Directors has declared a second quarter dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO OF GENIE ENERGY

“Genie Energy’s results for the three months ended June 30 were solid and consistent with our expectations. We continue to focus on Genie Retail Energy’s operations, and achieved encouraging improvements in revenue, gross profit and income from operations even with our continued investment in international expansion.

“Looking ahead, we are focused on continuing the expansion of Genie Retail Energy both domestically and overseas. Orbit Energy, our retail energy JV operating in Great Britain, is ramping up its customer acquisition programs. We also expect to begin acquiring customers in an additional international market later this year.”

CONSOLIDATED RESULTS

$ in millions, except EPS	2Q18	1Q18	2Q17	2Q18-2Q17 Change (%/$)
Revenue	$56.4	$89.3	$50.2	+12.3%
Gross profit	$16.1	$24.5	$12.1	+32.6%
Gross margin percentage	28.5%	27.4%	24.1%	+430 BP
SG&A expense (including stock-based compensation)	$15.4	$17.1	$24.7	(37.9)%
Stock-based compensation included in SG&A	$1.3	$1.3	$1.1	+10.2%
Exploration expense**	-	$0.2	$1.0	$(0.9)
Equity in the loss of Genie UK***	$(0.7)	$(0.5)	-	$(0.7)
Write-down of assets held for sale to fair value	$2.3	-	-	$2.3
(Loss) income from operations	$(2.3)	$6.6	$(13.6)	+$11.2
Adjusted EBITDA*	$1.8	$8.6	$(11.9)	+$13.7
Net (loss) income attributable to Genie Energy common stockholders	$(2.3)	$5.8	$(12.9)	+$10.7
(Loss) earnings per share attributable to Genie Energy common stockholders	$(0.09)	$0.24	$(0.55)	+$0.46
Capitalized exploration costs	-	-	$2.2	$(2.2)
Net cash provided by (used in) operating activities	$3.4	$8.6	$(7.1)	+$10.5

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

*** Genie Energy accounts for its investment in Genie UK, its joint venture operating in the UK, under the equity method of accounting. Under this method Genie Energy records its share in the net income or loss of the joint venture. Therefore, revenues generated, and expenses incurred by the joint venture are not reflected in Genie Energy’s consolidated revenues and expenses.

BALANCE SHEET HIGHLIGHTS

At June 30, 2018, Genie Energy had $124.4 million in total assets, including $44.4 million in cash, cash equivalents and restricted cash. Liabilities totaled $50.7 million and working capital (current assets less current liabilities) totaled $45.0 million.

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DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy’s Board of Directors has declared a 2Q18 dividend of $0.075 per share of Class A and Class B common stock with a record date of August 15, 2018. The dividend will be paid on or about August 24, 2018. The distribution will be treated as an ordinary dividend for income tax purposes.

RESULTS BY SEGMENT

$ in millions	2Q18	1Q18	2Q17	2Q18-2Q17 Change (%/$)
Genie Retail Energy
Total revenue	$56.4	$89.3	$50.2	+12.3%
Electricity revenue	$48.5	$65.3	$44.5	+9.1%
Natural gas revenue	$7.4	$23.4	$5.3	+38.5%
Other revenue	$0.6	$0.5	$0.4	+24.0%
Gross profit	$16.1	$24.5	$12.1	+32.6%
Gross margin percentage	28.5%	27.4%	24.1%	+430 BP
SG&A expense	$12.1	$13.6	$21.5	(43.8)%
Equity in the loss of Genie UK	$(0.7)	$(0.5)	-	$(0.7)
Income (loss) from operations	$3.3	$10.3	$(9.4)	+$12.7
Adjusted EBITDA	$3.8	$10.9	$(8.9)	+$12.7

Afek
G&A expense	$0.2	-	$0.4	(45.4)%
Exploration expense	-	$0.2	$1.0	$(0.9)
Loss from operations	$(0.2)	$(0.3)	$(1.3)	+$1.1
Adjusted EBITDA	$(0.2)	$(0.3)	$(1.2)	+$1.0
Capitalized exploration costs	-	-	$2.2	$(2.2)

Genie Oil & Gas
G&A expense	$0.9	$1.1	$0.1	+$0.8
Write-down of assets held for sale to fair value	$2.3	-	-	+$2.3
Loss from operations	$(3.2)	$(1.1)	$(0.1)	$(3.1)
Adjusted EBITDA	$(0.7)	$(0.9)	$(0.1)	$(0.6)

Corporate
G&A expense	$2.2	$2.4	$2.8	(19.8)%
Stock-based compensation in G&A	$1.1	$1.2	$1.0	11.0%
Loss from operations	$(2.2)	$(2.4)	$(2.8)	+$0.5
Adjusted EBITDA	$(1.1)	$(1.1)	$(1.7)	+$0.7

Genie Retail Energy (GRE)

Genie Retail Energy’s customer base as measured in residential customer equivalents (RCEs) decreased to 283,000 at June 30, 2018 from 289,000 a year earlier and 285,000 at March 31. Meters served decreased to 363,000 from 430,000 a year ago and from 373,000 at March 31. The year over year decreases reflect the regulatorily mandated relinquishment of certain low-income customers in New York served by retail energy providers (REPs) to the incumbent utilities as well as GRE’s strategic decision to pull back customer acquisition efforts in certain territories to reduce regulatory risk.

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Gross meter acquisitions during the quarter totaled 57,000 compared to 98,000 in the year ago quarter and 55,000 in the prior quarter. The year over year decrease resulted in part from a refocusing of customer acquisition programs to emphasize higher value customers while reducing regulatory risk in certain jurisdictions. This shift has led to a steady increase in average consumption per meter in recent quarters.

RCEs and Meters at End of Quarter (in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Electricity RCEs	219	218	228	243	219
Natural gas RCEs	64	67	73	82	70
Total RCEs	283	285	301	325	289

Electricity meters	282	284	307	330	317
Natural gas meters	81	89	105	116	113
Total meters	363	373	412	446	430

GRE’s average monthly customer churn decreased to 5.7% from 7.6% in the first quarter and from 6.3% in the year ago quarter. The decreases primarily reflect lower rates of new customer acquisitions in recent periods – new customers exhibit higher churn rates than longer tenured customers - and the impact of customer retention programs, and, sequentially, the relinquishment of certain customers in New York State during the first quarter of 2018.

Meters enrolled in offerings with fixed rate characteristics constituted approximately 36% of GRE’s total load during June 2018 – an increase from 29% in June 2017 - reflecting the growing popularity of fixed rate programs.

GRE generated all of Genie Energy’s revenue and gross profit.

GRE’s revenue increased to $56.4 million from $50.2 million reflecting higher commodity prices and the impact of the settlement of class-action lawsuits related to the ‘polar vortex’ of the winter of 2013-2014. In connection with those settlements, GRE reduced 2Q17 revenue by $3.6 million for estimated payments to customers.

Revenue from electricity sales increased to $48.5 million from $44.5 million reflecting the $3.1 million reduction in revenue in 2Q17 for the legal settlements, and a 9.0% increase in revenue per kilowatt hour sold.

Natural gas sales increased to $7.4 million from $5.3 million primarily reflecting a 42.0% increase in revenue per therm sold and a 2Q17 revenue reduction of $0.5 million for the legal settlements.

GRE’s gross margin percentage increased to 28.5% from 24.1% as revenue per unit of both electricity and gas sold increased more rapidly than their respective costs.

GRE’s SG&A expense decreased to $12.1 million from $21.5 million as a result of the $5.4 million in expense incurred for the settlement of the class-action lawsuits in 2Q17 and the reduced level of customer acquisitions in the current quarter.

GRE’s income from operations increased to $3.3 million compared to a loss from operations of $9.4 million. Adjusted EBITDA increased to $3.8 million from negative Adjusted EBITDA of $8.9 million. The improved results were driven by the legal settlements in the year ago quarter, the strengthened gross margins and the reduction in customer acquisition expense.

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Afek and Atid

In November 2017, Genie Energy’s Afek Oil and Gas subsidiary suspended drilling operations in Northern Israel based on preliminary analysis of results from its Ness 10 exploratory well. Subsequent analysis by an outside consultant indicates that a zone within the Ness 10 well contains evidence of hydrocarbons at levels sufficient to warrant additional testing. Accordingly, Afek requested and received a renewal of its exploratory license from the Ministry of Energy for the Northern portion of its former license area. Afek is in the process of securing the permits and other regulatory approvals needed to perform the testing.

During the second quarter, the management of Genie Energy determined to explore strategic options for its Atid drilling services start-up. Reflective of that decision, the company’s drilling assets were reclassified as ‘held for sale’ resulting in an impairment charge of $2.3 million.

Following the quarter close, Genie reached a tentative agreement in principle to restructure Atid, its drilling services start-up. Under the terms of the tentative agreement, Genie Energy would retain a minority stake in Atid with the remainder owned by Chairman Howard Jonas and Atid’s CEO. The arrangement would reduce Genie Energy’s exposure to the costs of the venture while retaining access to Atid’s expertise and services.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, August 6, 2018, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available for seven days at 1-844-512-2921 (US toll free) or 1-412-317-6671 (international). The replay PIN is: 10122371. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), through its Genie Retail Energy (GRE) division, provides electricity and natural gas primarily to residential and small business customers in the United States and, through a joint venture, in Great Britain. GRE also operates Diversegy, a commercial brokerage and marketing services company. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$43,175	$29,913
Trade accounts receivable, net of allowance for doubtful accounts of $1,601 and $1,099 at June 30, 2018 and December 31, 2017, respectively	31,019	44,629
Inventory	7,765	3,986
Prepaid expenses	6,110	6,131
Other current assets	3,769	5,503

Total current assets	91,838	90,162
Property and equipment, net	702	4,020
Goodwill	9,998	9,998
Other intangibles, net	4,918	4,859
Investment in joint venture	2,203	3,450
Restricted cash—long-term	984	1,496
Deferred income tax assets, net	2,028	2,141
Other assets	11,714	9,652

Total assets	$124,385	$125,778

Liabilities and equity
Current liabilities:
Trade accounts payable	$16,424	$21,068
Accrued expenses	25,254	28,069
Income taxes payable	1,300	2,204
Due to IDT Corporation	154	228
Other current liabilities	3,696	3,172

Total current liabilities	46,828	54,741
Revolving line of credit	2,514	2,513
Other liabilities	1,356	1,396

Total liabilities	50,698	58,650
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at June 30, 2018 and December 31, 2017	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2018 and December 31, 2017	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 24,977 and 23,601 shares issued and 24,876 and 23,270 shares outstanding at June 30, 2018 and December 31, 2017, respectively	250	236
Additional paid-in capital	133,037	130,870
Treasury stock, at cost, consisting of 101 and 331 shares of Class B common stock at June 30, 2018 and December 31, 2017, respectively	(735)	(2,428)
Accumulated other comprehensive income	2,401	3,045
Accumulated deficit	(67,715)	(67,469)

Total Genie Energy Ltd. stockholders’ equity	86,997	84,013
Noncontrolling interests	(13,310)	(16,885)

Total equity	73,687	67,128

Total liabilities and equity	$124,385	$125,778

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except per share data)
Revenues:
Electricity	$48,514	$44,480	$113,849	$97,446
Natural gas	7,362	5,318	30,791	23,258
Other	557	449	1,062	949
Total revenues	56,433	50,247	145,702	121,653
Cost of revenues	40,361	38,122	105,171	84,678
Gross profit	16,072	12,125	40,531	36,975
Operating expenses and losses:
Selling, general and administrative (i)	15,369	24,742	32,467	43,544
Write-down of assets held for sale to fair value	2,291	—	2,291	—
Exploration	17	952	244	1,803
Equity in the net loss of joint venture	716	—	1,221	—
(Loss) income from operations	(2,321)	(13,569)	4,308	(8,372)
Interest income	108	70	189	156
Interest expense	(81)	(116)	(173)	(155)
Other income (expense), net	58	(158)	100	(406)
(Loss) income before income taxes	(2,236)	(13,773)	4,424	(8,777)
(Provision for) benefit from income taxes	(258)	823	(1,057)	(33)
Net (loss) income	(2,494)	(12,950)	3,367	(8,810)
Net loss attributable to noncontrolling interests	575	381	870	824
Net (loss) income attributable to Genie Energy Ltd.	(1,919)	(12,569)	4,237	(7,986)
Dividends on preferred stock	(370)	(370)	(740)	(740)
Net (loss) income attributable to Genie Energy Ltd. common stockholders.	$(2,289)	$(12,939)	$3,497	$(8,726)

(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.09)	$(0.55)	$0.14	$(0.37)
Diluted	$(0.09)	$(0.55)	$0.14	$(0.37)
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	24,584	23,467	24,440	23,458
Diluted	24,584	23,467	24,598	23,458

Dividends declared per common share	$0.075	$0.075	$0.15	$0.15
(i) Stock-based compensation included in selling, general and administrative expenses	$1,257	$1,141	$2,605	$2,379

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Operating activities
Net income (loss)	$3,367	$(8,810)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,183	1,041
Write-down of assets held for sale to fair value	2,291	—
Deferred income taxes	113	(543)
Provision for doubtful accounts receivable	502	186
Gain on sale of property and equipment	(18)	—
Stock-based compensation	2,605	1,969
Equity in the net loss of a joint venture	1,221	—
Change in assets and liabilities:
Trade accounts receivable	13,088	(834)
Inventory	(3,779)	1,271
Prepaid expenses	(7)	(2,401)
Other current assets and other assets	120	(3,796)
Trade accounts payable, accrued expenses and other current liabilities	(7,639)	10,124
Due to IDT Corporation	(74)	60
Income taxes payable	(904)	(1,740)

Net cash provided by (used in) operating activities	12,069	(3,473)
Investing activities
Capital expenditures	(370)	(2,876)
Proceeds from sale of property and equipment	62	—
Payments for acquisitions	(745)	—
Investments in capitalized exploration costs—unproved oil and gas property	—	(3,311)
Deposit for investment	—	(94)
Repayment of notes receivable	54	446

Net cash used in investing activities	(999)	(5,835)
Financing activities
Dividends paid	(4,483)	(4,440)
Purchase of equity of subsidiary	—	(278)
Proceeds from sales of Class B common stock and warrants	6,000	—
Proceeds from revolving line of credit	—	14,450
Repayment of revolving line of credit	—	(12,655)
Exercise of stock options	—	109
Repurchases of Class B common stock from employees	—	(23)

Net cash provided by (used in) financing activities	1,517	(2,837)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(77)	289

Net increase (decrease) in cash, cash equivalents, and restricted cash	12,510	(11,856)
Cash, cash equivalents, and restricted cash at beginning of period	31,927	47,052

Cash, cash equivalents, and restricted cash at end of period	$44,437	$35,196

Supplemental Schedule of Non-Cash Financing Activities
Purchase of equity of subsidiary	$(4,139)	$—

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Reconciliation of Non-GAAP Financial Measure for the Second Quarter 2018 and 2017

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the second quarter of 2018, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of joint venture, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, amortization, stock-based compensation, and write-down of assets held for sale to fair value.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Write-down of assets held for sale to fair value is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. From time-to-time, Genie Energy may determine that a line of business is outside of its core business and therefore decide to dispose of the related assets and liabilities. However, such disposals do not occur each quarter. Genie Energy does not believe the losses or gains from asset disposals or sales are components of its or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2018 (2Q18)
Adjusted EBITDA	$1,817	$3,825	$(714)	$(216)	$(1,078)
Subtract:
Write-down of assets held for sale to fair value	2,291	-	2,291	-	-
Stock-based compensation	1,257	118	-	-	1,139
Depreciation and amortization	590	438	152	-	-
(Loss) income from operations	(2,321)	$3,269	$(3,157)	$(216)	$(2,217)
Interest income	108
Interest expense	(81)
Other income, net	58
Provision for income taxes	(258)
Net loss	(2,494)
Net loss attributable to noncontrolling interests	575
Net loss attributable to Genie Energy Ltd.	$(1,919)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2018 (1Q18)
Adjusted EBITDA	$8,568	$10,906	$(934)	$(272)	$(1,132)
Subtract:
Stock-based compensation	1,347	118	-	-	1,229
Depreciation and amortization	594	439	155	-	-
Income (loss) from operations	6,627	$10,349	$(1,089)	$(272)	$(2,361)
Interest income	81
Interest expense	(92)
Other income, net	42
Provision for income taxes	(799)
Net income	5,859
Net loss attributable to noncontrolling interests	295
Net income attributable to Genie Energy Ltd.	$6,154

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2017 (2Q17)
Adjusted EBITDA	$(11,856)	$(8,859)	$(89)	$(1,170)	$(1,738)
Subtract:
Stock-based compensation	1,141	115	-	-	1,026
Depreciation and amortization	572	422	5	145	-
Loss from operations	(13,569)	$(9,396)	$(94)	$(1,315)	$(2,764)
Interest income	70
Interest expense	(116)
Other expense, net	(158)
Benefit from income taxes	823
Net loss	(12,950)
Net loss attributable to noncontrolling interests	381
Net loss attributable to Genie Energy Ltd.	$(12,569)

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